Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
J. Alexander’s Holdings, Inc.:

We consent to the use of our report with respect to the consolidated balance sheets of J. Alexander’s Holdings, Inc. and subsidiaries as of January 1, 2017 and January 3, 2016, and the related consolidated statements of income and comprehensive income, members’/stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended January 1, 2017 incorporated by reference herein.

/s/ KPMG LLP

Nashville, Tennessee
November 21, 2017